063595.001-1511615.8
Offer to Purchase for Cash
by

B+H OCEAN CARRIERS LTD.
of
Up to 600,000 Shares of its Common Stock
at a Purchase Price Not Greater Than $5.00 nor Less Than $4.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 17, 2008
UNLESS THE OFFER IS EXTENDED.

B+H Ocean Carriers Ltd. (the “Company,” “BHO,” “we” or “us”), a corporation organized under the law of Liberia, is offering to purchase up to 600,000 shares of its common stock, par value $0.01 per share (the “common stock”), at a price not greater than $5.00 nor less than $4.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).  Unless the context otherwise requires, all references to “shares” shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $5.00 nor less than $4.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders.  After the Expiration Time (as defined below), we will look at the prices chosen by stockholders for all of the shares properly tendered.  We will then select the lowest purchase price within the price range specified above that will allow us to buy 600,000 shares.  If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.  All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn.  However, because of the “Odd Lot” priority, proration (because more than the number of shares we seek are properly tendered), fractional share adjustments, conditional tender provisions, in each case described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered.  Shares not purchased in the offer will be returned at our expense reasonably promptly following the Expiration Time.  See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares of common stock (or 136,260 shares) without amending or extending the Offer. In exercising this right, we may increase the per share purchase price to allow us to purchase all such additional shares.  See Sections 1 and 15.

The Offer is not conditioned upon any minimum number of shares being tendered.  The Offer is, however, subject to conditions.  See Section 7.

The shares are traded on the American Stock Exchange (the “AMEX”) under the symbol “BHO”.  On October 17, 2008, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the AMEX was $3.51 per share.  Stockholders are urged to obtain current market quotations for the shares.  See Section 8.

Our Board of Directors has approved the Offer.  However, none of the Company, any member of  the Board of Directors of the Company, D.F. King & Co., Inc. (the “Information Agent”), or American Stock Transfer & Trust Company (the “Depositary”) is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.  In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.  See Section 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

The Company has been advised that none of its directors and executive officers intends to tender shares pursuant to the Offer.  See Section 11.

Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase.  Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may also be directed to the Information Agent.

October 20, 2008
IMPORTANT

If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary, or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you.  If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $4.00 per share.  You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $4.00 per share.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer.  You should rely only on the information contained in this Offer to Purchase or to which we have referred you.  We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal.  If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS		7
INTRODUCTION		9
THE TENDER OFFER		11
1.	Terms of the Offer	11
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans	14
3.	Procedures for Tendering Shares	15
4.	Withdrawal Rights	19
5.	Purchase of Shares and Payment of Purchase Price	20
6.	Conditional Tender of Shares	21
7.	Conditions of the Tender Offer	22
8.	Price Range of the Shares; Prior Stock Purchases by the Company	24
9.	Source and Amount of Funds	25
10.	Information About B+H Ocean Carriers Ltd.	26
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	27
12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	29
13.	Legal Matters; Regulatory Approvals	29
14.	United States Federal Income Tax Consequences	29
15.	Extension of the Tender Offer; Termination; Amendment	33
16.	Fees and Expenses	34
17.	Miscellaneous	34

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  The Company is at times referred to as “BHO,” “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

B+H Ocean Carriers Ltd.

What is the Company offering to purchase?

We are offering to purchase up to 600,000 shares of our common stock, par value $0.01 per share.  See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.125) within a price range specified by us at which you are willing to sell your shares.

The price range for the Offer is $4.00 to $5.00 per share.  After the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered.  We will then select the lowest purchase price (in multiples of $0.125) that will allow us to buy 600,000 shares.  If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Tender Offer” indicating that you will accept the purchase price we determine.  If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $4.00 per share.  You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $4.00 per share.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, reasonably promptly after the Expiration Time.  See Sections 1 and 5.  Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

We will purchase up to 600,000 shares of our common stock  in the Offer (representing approximately 8.8% of our outstanding shares of our common stock as of October 13, 2008) of our outstanding shares of common stock.  If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn.  If more than 600,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for (i) “Odd Lots” (complete tender of lots held by beneficial or record owners amounting to fewer than 100 shares), which we will purchase on a priority basis prior to pro rating the remaining shares, and (ii) each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).  Subject to certain limitations and legal requirements and in accordance with the rules of the SEC, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares of common stock (or 136,260 shares) without amending or extending the Offer.  In exercising this right, we may increase the per share purchase price to allow us to purchase all such additional shares.  The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions.  See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 600,000 shares are tendered in the Offer at the maximum purchase price of $5.00 per share, the aggregate purchase price will be $3,000,000.  We anticipate that we will pay for the shares tendered in the Offer from our available cash.  See Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Expiration Time.  The Offer will expire at 12:00 midnight, New York City time, on November 17, 2008 which shall be the “Expiration Time” unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.  See Section 1.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws.  See Section 15.  We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide.  If we extend the Offer, we will delay the acceptance of any shares that have been tendered.  We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances.  See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.  We will announce any amendment to the Offer by making a public announcement of the amendment.  See Section 15.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources, given our business profile, our assets and our prospective capital requirements.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in the Offer represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholders, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales.  In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer represents an opportunity for us to return a portion of our cash to shareholders who elect to tender their shares.  Furthermore, holders of “Odd Lots” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.  See Sections 1 and 2.

As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders.  We do not believe that our consummation of the Offer will impair our ability to pursue our business strategy.  See Section 10.

The foregoing four paragraphs contain forward-looking statements subject to known and unknown risks.  See “Cautionary Note on Forward-Looking Statements.”

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•
No general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States shall have occurred.

•
No declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States.

•	No commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred.

•	No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•
No material changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•
No one (including certain groups) shall have acquired or proposed to acquire more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•
No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•
Our determination that there will not be a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Our determination that there will not be a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be delisted from the AMEX.

•	Neither we nor our advisors shall have determined that the Offer violates any financing arrangements then in effect.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes.  The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act.  It is a condition of our obligation to purchase shares pursuant to the Offer that there not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by fewer than 300 holders resident in the United States (within the meaning of Exchange Act Rule 12g3-2(a)(1)) or (2) not continue to be eligible for registration under the Exchange Act.  See Section 7.  See also Section 12.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on November 17, 2008 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you want to tender your shares, but:

•	Your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer;

•	You cannot comply with the procedure for book-entry transfer by the expiration of the tender offer; or

•	Your other required documents cannot be delivered to the Depositary by the expiration of the tender offer;

•	you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance.  The contact information for the Information Agent appears on the back cover of this Offer to Purchase.  See Section 3 and the Instructions to the Letter of Transmittal.

What happens if more than 600,000 shares are tendered at or below the purchase price?

If more than 600,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•
First, from all persons (“Odd Lot Holders”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal who properly tender all of their shares at or below the purchase price we determine and do not properly withdraw them prior to the Expiration Time and complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

If the Company determines in its sole discretion that the purchase of all shares tendered by Odd Lot Holders would have a reasonable likelihood of reducing the ownership of the Company’s outstanding shares so that such shares would be held of record by fewer than 300 holders resident in the United States (within the meaning of Exchange Act Rule 12g3-2(a)(1)), then (i) the Company shall only purchase shares from such number of Odd Lot Holders that would not reduce the number of record holders resident in the United States below 300, who shall be selected by random lot, and (ii) any Odd Lot Holder not selected by random lot for the purchase of his or her tendered shares shall not be deemed an “Odd Lot Holder” for purposes of priority or purchase and may be subject to proration (as discussed below);

•
Second, after purchasing the shares from the Odd Lot Holders (as defined below) from all other stockholders who properly and unconditionally tender shares at or below the purchase price we determine, on a pro rata basis, subject to appropriate adjustments for shares subject to the conditional tender provisions described in Section 6 and to avoid purchases of fractional shares.

and
•
Third, only if necessary to permit us to purchase 600,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible, and subject to our obligation not to reduce the number of record holders resident in the United States below 300.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

However, because of the “Odd Lot” priority, proration (because more than the number of shares we seek are properly tendered), fractional share adjustments and conditional tender provisions, in each case described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered.    See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes.  You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on November 17, 2008 unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended.  If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on November 17, 2008.  See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  See Section 4.  If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer.  However, neither we nor our Board of Directors, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered.  In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.  See Section 2.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.  See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer.  See Section 2.

What is the recent market price of my shares?

On October 17, 2008, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the AMEX was [$___] per share.  You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares.  See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase reasonably promptly after the Expiration Time and the acceptance of the shares for payment.  We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the Expiration Time.  See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses.  If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so.  You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.  See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer.  The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company.  See Section 14.  If you are a non-U.S. Holder (as defined in Section 3), you may be subject to withholding at a rate of 30% on payments received pursuant to the Offer.  You may also be subject to tax in your jurisdiction on the disposal of shares.  See Section 3 and Section 14.  Please consult your personal tax advisor to determine how this will apply to you.

Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9.  Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service, or IRS, form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals).  See Section 3.  We recommend that you consult with your tax advisor with respect to your particular situation.  Non-U.S. Holders (as defined in Section 14) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and the refund procedures, and the application and effect of state, local, foreign and other tax laws.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time.  Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Time.  See Section 11.

Subject to the foregoing, BHO’s previously announced intention to repurchase its shares on the open market from time to time, depending on market conditions, remains unaffected by the Offer.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal.  See Section 5.

What is the accounting treatment of the Offer?

The accounting for the repurchase of the shares under the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares and a reduction in cash.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent for the Offer, at (800) 549-6746.  Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This Offer to Purchase, including any documents referred to in Section 10 of this Offer to Purchase (“Information About B+H Ocean Carriers Ltd.”) as forming a part of this Offer to Purchase, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment.  Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results.  They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved.  Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events.  Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to:  uncertainties related to our ability to implement our business strategy; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in BHO’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  All forward-looking statements are effective only as of the date they are made.  Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document referred to in this Offer to Purchase, or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents referenced.

In addition, please refer to our Current Reports on Form 6-K dated October 20, 2008, September 10, 2008, August 19, 2008, August 5, 2008, June 25, 2008 and May 20, 2008, and our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, in each case as filed with the SEC, each of which shall be deemed to form a part of this Offer to Purchase, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.  Without limitation on the foregoing, you should consider the Risk Factors set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007.  See Section 10.

Any statement contained in this Offer to Purchase or in a document referred to in this Offer to Purchase shall be deemed to be modified or superseded to the extent such modification or superseded information is included in any document subsequently filed with the SEC.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document referred to in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock for purchase by us.  Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 600,000 shares at a price not greater than $5.00 nor less than $4.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 12:00 midnight, New York City time, on November 17, 2008 which shall be the “Expiration Time” unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.

After the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered.  We will then select the lowest purchase price within the price range specified above that will allow us to buy 600,000 shares.  If fewer shares are properly tendered, we will select the price (in multiples of $0.125) that will allow us to buy all the shares that are properly tendered and not properly withdrawn.  All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn.  However, because of the “Odd Lot” priority, proration (because more than the number of shares we seek are properly tendered), fractional share adjustments and conditional tender provisions, in each case described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered.  Shares not purchased in the Offer will be returned to the tendering stockholders at our expense reasonably promptly following the Expiration Time.  See Section 1.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares of common stock (or 136,260 shares) without amending or extending the Offer. In exercising this right, we may increase the per share purchase price to allow us to purchase all such additional shares.  See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer.  If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered.  Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer.  However, neither we nor our Board of Directors nor the Depositary or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares.  You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.  In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.  See Section 2.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.

The Offer will increase the proportional beneficial holdings of our directors and executive officers.  After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.  See Section 11.

Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding.  See Section 3.  Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares under the Offer.

As of October 13, 2008, there were 6,813,007 shares of our common stock outstanding, not including 774,261 of our issued shares held in treasury.  The 600,000 shares that we are offering to purchase hereunder represent approximately 8.8% of our outstanding shares of common stock.  The shares are listed and traded on the AMEX under the symbol “BHO.”  On October 17, 2008, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the AMEX was $3.51  per share.  Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.  See Section 8.

THE TENDER OFFER

1.	Terms of the Offer

General.  Upon the terms and subject to the conditions of the Offer, we will purchase up to 600,000 shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $5.00 nor less than $4.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The Offer will expire at 12:00 midnight, New York City time, on November 17, 2008 which shall be the “Expiration Time” unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.

See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.  In accordance with the rules of the SEC and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares of common stock (or 136,260 shares) without amending or extending the Offer.  In exercising this right, we may increase the per share purchase price to allow us to purchase all such additional shares.  See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration.  The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:
•	increase the price to be paid for shares above $5.00 per share or decrease the price to be paid for shares below $4.00 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares of common stock (or 136,260 shares); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m.  to approximately 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered.  The Offer is, however, subject to other conditions.  See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $5.00 nor less than $4.00 per share, at which they are willing to sell their shares to us under the Offer.  Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving the minimum price of $4.00 per share.  See Section 8 for recent market prices for the shares.

After the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer.  We will then select the lowest purchase price within the price range specified above that will allow us to buy 600,000 shares.  If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.  All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.  We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn.

Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service and a filing on a Current Report on Form 6-K of such information.

Shares not purchased in the offer will be returned at our expense reasonably promptly following the Expiration Time.

Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price.  See Instruction 5 to the Letter of Transmittal.  Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer.  In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 600,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer (including without limitation subject to our obligation not to reduce the number of record holders resident in the United States below 300 (within the meaning of Exchange Act Rule 12g3-2(a)(1)), purchase all shares so tendered at the purchase price.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 600,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder who:

(a)
tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference);

(b)	does not properly withdraw such shares prior to the Expiration Time; and
(c)	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

If the Company determines in its sole discretion that the purchase of all shares tendered by Odd Lot Holders would have a reasonable likelihood of reducing the ownership of the Company’s outstanding shares so that such shares would be held of record by fewer than 300 holders resident in the United States (within the meaning of Exchange Act Rule 12g3-2(a)(1)), then (i) the Company shall only purchase shares from such number of Odd Lot Holders that would not reduce the number of record holders resident in the United States below 300, who shall be selected by random lot, and (ii) any Odd Lot Holder not selected by random lot for the purchase of his or her tendered shares shall not be deemed an “Odd Lot Holder” for purposes of priority or purchase and may be subject to proration (as discussed below);

•
Second, after purchasing the shares from the “Odd Lot Holders,” from all other stockholders who properly and unconditionally tender shares at or below the purchase price we determine, on a pro rata basis, subject to appropriate adjustments for shares subject to the conditional tender provisions described in Section 6 and to avoid purchases of fractional shares; and

•
Third, only if necessary to permit us to purchase 600,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible, and subject to our obligation not to reduce the number of record holders resident in the United States below 300.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.  In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots.  The term “Odd Lots” means all shares tendered at prices at or below the purchase price selected by us by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the notice of Guaranteed Delivery.  To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3.  Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares.  In accordance with SEC regulations, this preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.  By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares.  Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If more than 600,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, proration of tender shares will be required.

If proration of tendered shares is required, we will determine the proration factor reasonably promptly following the Expiration Time.   Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly and unconditionally tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders (other than shares of Odd Lot Holders who have properly tendered and not properly withdrawn all shares owned by them to qualify for the preference described under the caption “Odd Lots” above) at or below the purchase price selected by us, subject to adjustment for shares subject to the conditional tender provisions described in Section 6 and to avoid purchases of fractional shares.

Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time.  The preliminary results of any proration will be announced by press release reasonably promptly after the Expiration Time.  After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.

We believe that the Offer is a prudent use of our financial resources, given our business profile, our assets and our prospective capital requirements.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in the Offer represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholders, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales.  In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer represents an opportunity for us to return a portion of our cash to shareholders who elect to tender their shares.  Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.  See Sections 1 and 2.

As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders.  We do not believe that our consummation of the Offer will impair our ability to pursue our business strategy.

Our Board of Directors has approved the Offer.  However, none of the Company, any member of  the Board of Directors of the Company, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.  In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Certain Effects of the Offer.

Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company.  As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.  Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the purchase price in the Offer.  We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders.  These reductions may result in lower or higher stock prices or reduced liquidity in the trading market for our common stock following completion of the Offer.

Because our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, our directors and executive officers will increase their proportional stake in us as a result of the Offer.  However, after termination of the Offer, our directors and executive officers may, in accordance with applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.  See Section 11.

Other Plans.

Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference or referred to herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board (except that we may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any executive officer (except that the compensation committee of our Board evaluates our compensation practices generally);

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the AMEX;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic investments, acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value.  Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of shares under the Offer:

(i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery; or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $4.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $4.00 per share.  You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $4.00 per share.  See Section 8 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in multiples of $0.125) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered.  The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.  In case of withdrawal, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

Odd Lot Holders who tender all of their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer.  Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder.  Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation).  If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance.  In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc.  Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution.  See Instructions 1 and 6 to the Letter of Transmittal.  If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.  See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares reasonably promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case, of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case, without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer.  Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.  Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties.  We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders.  No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.  None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.  By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

United States Federal Income Tax Withholding.  Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations.  Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.  Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements.  In order for a non-U.S. Holder (see definition below) to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status.  Such statements can be obtained from the Depositary.  See Instruction 10 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Withholding Tax on Payments to Non-U.S. Holders.  Non-U.S. Holders (as defined in Section 14) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the Non-U.S. Holder provides the Depositary with (i) a properly executed IRS Form W- 8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of the Common Stock pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 14 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, stolen, destroyed or mutilated, the stockholder should promptly notify the Depositary at American Stock Transfer & Trust Company at (800) 937-5499 or (718) 921-82000 and ask for the Shareholder Services Unit.  The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on November 17, 2008.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn shares may be retendered prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties.  We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder.  None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer as a result of a failure of a condition set forth in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.  Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered reasonably promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (1) will determine a single purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, may elect to accept for payment up to an additional 2% of our outstanding shares of common stock (or 136,260 shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time, without amending or extending the Offer.  In exercising this right, we may increase the per share purchase price to allow us to purchase all such additional shares.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer reasonably promptly after the Expiration Time.  In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment reasonably promptly after the Expiration Time.  However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time.  Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders will be returned to the tendering stockholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares at our expense reasonably promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer.  See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.  See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer.  See Section 3.  Also see Section 3 and Section 14 regarding United States federal income tax consequences for Non-U.S. Holders.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration.  See Section 1.  As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender.  Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased.  Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.  After the Expiration Time, if more than 600,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, reasonably promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.  If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 600,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 600,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law).  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities reasonably promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•
there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the shares, including, but not limited to, the following:

▪	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States;

▪
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

▪	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

▪	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index; or

▪	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

▪
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

▪	the determination by us or our advisors that the Offer violates any financing arrangements then in effect;

▪
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

▪
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

▪	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

▪
seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization; or

▪	stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

▪	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

▪	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

▪
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole;

▪
a tender or exchange offer for any or all of our issued and outstanding shares of common stock (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

▪
any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before October 13, 2008);

▪
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 13, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our issued and outstanding shares of common stock;

▪
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

▪
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

▪	cause the shares to be to be held of record by fewer than 300 holders resident in the United States (within the meaning of Exchange Act Rule 12g3-2(a)(1));

▪	cause our common stock to be eligible for deregistration under the Exchange Act; or

▪	cause our common stock to be delisted from the AMEX.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time.  Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time.  Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares; Prior Stock Purchases by the Company

Price Range of the Shares

The shares are traded on the AMEX under the symbol BHO.  The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share, based on published financial sources.

	High ($)	Low ($)

Year Ending December 31, 2008:	14.98	3.00
First Quarter through March 31, 2008	14.98	9.91
Second Quarter through June 30, 2008	11.94	9.66
Third Quarter through September 30, 2008	11.70	6.73
Fourth Quarter through December 31, 2008 (through October 13, 2008)	8.65	3.00

Year Ended December 31, 2007:
First Quarter ended March 31, 2007	19.60	14.61
Second Quarter ended June 30, 2007	18.85	17.00
Third Quarter ended September 30, 2007	18.82	14.75
Fourth Quarter ended December 31, 2007	20.40	12.09

Year Ended December 31, 2006:
First Quarter ended March 31, 2006	20.55	18.21
Second Quarter ended June 30, 2006	20.00	17.30
Third Quarter ended September 30, 2006	18.00	15.75
Fourth Quarter ended December 31, 2006	16.30	13.80

On October 17, 2008, the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares was [$___] per share.  We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Prior Stock Purchases by the Company

The following table sets forth, for each of the periods indicated, the amount of shares  purchased, the range of prices paid and the average purchase price for each quarter during such period.

	# of Shares Acquired	Low ($)	High ($)	Average Share Price ($)
Year Ending December 31, 2008:
First Quarter ended March 31, 2008	14,071	10.2550	11.8040	11.0654
Second Quarter ended June 30, 2008	none
Third Quarter ended September 30, 2008	13,380	9.3130	10.85	10.8178
Fourth Quarter ended December 31, 2008	27,000	8.65	8.65	8.65

Year Ending December 31, 2007:
First Quarter through March 31, 2007	126,050	17.3892	17.5500	17.4075
Second Quarter through June 30, 2007	50,000	18.0101	18.0101	18.0101
Third Quarter through September 31, 2007	none
Fourth Quarter through December 31, 2007	205,046	13.1182	17.0400	15.9456

The Company did not repurchase any of its shares during the fourth quarter ended December 31, 2006.

9.	Source and Amount of Funds

Assuming that 600,000 shares are purchased in the Offer at the maximum purchase price of $5.00 per share, our aggregate cost will be $3,000,000, not including fees and expenses, which are estimated to be approximately $50,000.  The Offer is not conditioned on any financing arrangements as a source of funds.  We will pay for the shares from cash on hand.

10.	Information About B+H Ocean Carriers Ltd.

General.  The Company was organized as a corporation under Liberian law on April 28, 1988 to engage in the business of acquiring, investing in, owning, operating and selling vessels for dry bulk and liquid cargo transportation.  As of October 13, 2008, the Company owned and operated five medium-range product tankers, one Panamax product tanker and five ore/bulk/oil combination carriers  (“OBOs”).  The Company also owns a 50% interest in a company which is the disponent owner of a 1992-built 75,000 DWT Combination Carrier, effected through a lease structure.  Each vessel accounts for a significant portion of the Company’s revenues.

The Company’s fleet of product tankers consist of “handy-size” vessels which are between 30,000 and 50,000 summer dead-weight tons (“DWT”), and are able, by reason of their smaller size, to transport commodities to and from most ports in the world, including those located in less developed third-world countries.  The Company’s Panamax product tanker is 68,500 DWT.  Product tankers are single-deck oceangoing vessels designed to carry simultaneously a number of segregated liquid bulk commodities, such as refined petroleum products, vegetable oils, caustic soda and molasses.  The Company’s fleet of OBOs are between 74,000 and 84,000 DWT.  OBOs are combination carriers used to transport liquid, iron ore or bulk products such as coal, grain, bauxite, phosphate, sugar, steel products and other dry bulk commodities.

The Company is organized as a corporation in Liberia, and its principal executive office is located at Par La Ville Place, 14 Par La Ville Road, Hamilton HM 08, Bermuda (telephone number (441) 295-6875).

Recent developments.  Over the past several weeks, the shipping industry has suffered significant adverse developments in both dry cargo freight rates and the availability of bank finance for ship owners.  Additionally, there has been a widespread loss of trade finance for purchasers and shippers of bulk commodities, particularly dry bulk.  As of October 16, 2008, the Baltic Freight Index was 1,506, which is 12.8% of its May 20, 2008 all-time high level of 11,793.  It is difficult to describe the turmoil being experienced in the current shipping markets, both for ship values and freight rates.

In the past two or three weeks, the Company has sustained the default of two of its dry cargo charterers, ICI on MV SACHEM and Hubel Shipping on MV ALGONQUIN.  The rates currently obtainable for short term employment for these vessels are approximately one third of the contractual rate due from the defaulting charterers.  An agreement to sell MV ALGONQUIN has been entered into and a 20% deposit has been received from the buyer for a sale at $18.0 million (a lower price than initially agreed due to market conditions) for delivery in first quarter of 2009.  This transaction necessitated a third quarter of 2008 vessel impairment charge of approximately $6.0 million.

A second vessel, the 50%-owned OBO SEAPOWET, had been put under contract for sale and was expected to close on October 20, 2008.  On October 9, buyers informally advised that they would not be able to close, and official word was received on October 15, with buyers acknowledging that they will forfeit their $5.0 million deposit.

The adverse effects of the global banking and liquidity crisis on shipping and on the Company cannot be quantified, but they are significant.  The Company believes that of its seven current bank lenders, five are presently unable to make or fund new commitments, and the other two are unwilling to do so.

Since December 2006, the Company purchased a series of puts on the Panamax Bulkcarrier Index for the average of four time charters, known as “PMAX4TC.”  A number of the previous quarters of reported earnings have included non-cash losses attributable to the deep decline in market value of these puts.  However, in the present extreme dry cargo freight market decline, this portfolio of puts has increased in value dramatically.  The extreme volatility of the underlying rates makes it difficult to refer to a “present” value, but results will show a non-cash increase in the value of these puts in excess of $13 million.  A number of these puts, above 60% in value, are pledged as additional collateral on the mortgage financing of MV SACHEM and any monthly settlements or sale proceeds will be blocked or used to prepay mortgage debt.

Operations remain on a fairly steady state for vessels other than MV ALGONQUIN and MV SACHEM.  MV CAPT. T.J. HUDNER went into the yard for conversion to bulk carrier in August, before the major collapse of dry rates and the loss of the two charters described above it is not possible to change or stop that work without incurring substantial losses, so it remains on schedule for completion this December.

Notwithstanding recent oil price declines, the Company remains pleased with the employment prospects for its accommodation work barge, “SAFECOME1,” now under construction and scheduled for completion in fourth quarter of 2009.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters.  Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.  We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  These reports, proxy statements and other information concerning us also can be inspected at the offices of the Financial Industry Regulatory Authority, Reports Section, 1735 K Street, N.W., Washington, D.C.  20006.

The rules of the SEC allow us to disclose important information to you by referring you to other documents filed separately with the SEC.  We refer you to the following documents previously filed by us with the SEC, which contain important information about us.

SEC Filing	Period or Date Filed

Annual Report on Form 20-F	Fiscal Year Ended December 31, 2007 filed May 3, 2008

Current Reports on Form 6-K	Filed on September 10, 2008, August 19, 2008, August 5, 2008, June 25, 2008 and May 20, 2008.

Any statement contained in this Offer to Purchase or in a document referred to above shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents referenced above from us or from the SEC’s web site at the address described above.  The referenced documents are available from us without charge, excluding any exhibits to those documents.  You may request a copy of these filings at no cost, by writing or telephoning us at: B+H Ocean Carriers Ltd., Attention: Deborah Paterson, 3rd Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton HM 08 Bermuda.  Please be sure to include your complete name and address in your request.  If you request any referenced documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of October 13, 2008, there were 6,813,007 shares of our common stock outstanding, not including 774,261 of our issued shares held in treasury.  The 600,000 shares that we are offering to purchase hereunder represent approximately 8.8% of our outstanding shares of common stock.  The shares are listed and traded on the AMEX under the symbol “BHO.”  On October 17, 2008, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the AMEX was $3.51 per share.  Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.  See Section 8.

The following table sets forth information as of October 13, 2008, concerning the beneficial ownership of the Common Stock of the Company by (i) the only persons known by the Company’s management to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and executive officers, and (iii) all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock (a)

Northampton Holdings Ltd.	2,011,926	29.53%
Michael S. Hudner (b)	3,691,414	54.19%
Fundamental Securities International Ltd.	1,419,848	20.84%
Devonport Holdings Ltd. (c)	1,419,848	20.84%
Harbor Holdings Ltd.	202,500	2.97%
Charles L. Brock	2,500	*
R. Anthony Dalzell (d)	57,140	*
Dean Investments	54,540	*
John M. LeFrere	2,500	*
Anthony J. Hardy	2,500	*
Per Ditlev-Simonsen	—	*
Trevor J. Williams (e)	3,491,414	51.25%
O. Michael Lewis	2,500	*
Caiano Ship AS (f)	1,146,667	16.70%
Goldman Sachs International, L.P.(f)	561,130	8.20%
HBK Investments L.P. (f)	532,400	7.80%
All executive officers and directors as a group (8 persons)	3,703,914	54.37%

*           Less than 1%

(a)
As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days.  Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of common stock shown as beneficially owned by them.

(b)
Comprised of shares shown in the table as held by Northampton Holdings Ltd.  (“NHL”), Fundamental Securities International Ltd.  (“Fundamental”), Harbor Holdings Ltd.  (“Harbor”) and Dean Investments (“Dean”).  Mr.  Hudner is a general partner in the partnership which is the ultimate parent of Fundamental and a general partner in the ultimate owner of the general partner of B+H/Equimar 95 Associates, L.P.  (“95 Associates”), which is a 60.6% owner of NHL.  Fundamental is a 30.3% shareholder of NHL.  Mr.  Hudner and a trust for the benefit of his family own Harbor, a Connecticut corporation.  Anthony Dalzell is a beneficial owner of Dean Investments, a Cayman Islands corporation.  Mr.  Dalzell and Dean Investments executed a Voting Agreement, dated as of September 29, 2006 (the “Voting Agreement”), with the other entities noted above.  Under the Voting Agreement, Mr.  Dalzell and Dean Investments agreed to vote Shares as determined by the majority in interest of the reporting persons.  Accordingly, Mr.  Hudner may be deemed to share voting and dispositive power as an indirect beneficial owner of the shares held by NHL, Fundamental, Harbor, Mr.  Dalzell and Dean.

(c)	Devonport Holdings Ltd. is a general partner of the partnership that is the ultimate parent of Fundamental and is also a general partner in the ultimate owner of the general partner of 95 Associates.

(d)	Includes 57,040 shares held by Dean.

(e)
Comprised of shares shown in the table for NHL, Fundamental, Dean and 2,500 shares held individually.  Mr.  Williams is president and a director of Fundamental and the president and a director of 95 Associates.  Accordingly, Mr.  Williams may be deemed to share voting and dispositive power as an indirect beneficial owner of the shares held by NHL, Fundamental, Mr.  Dalzell and Dean.

(f)	According to a shareholders list provided prior to September 22, 2008 by VPS, the former registrar for the Company’s Common Stock in Oslo, Norway.

As of October 13, 2008, our directors and executive officers as a group beneficially owned an aggregate of 3,703,914 shares (approximately 54.37% of the outstanding shares of common stock).  If we purchase 600,000 common shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, our executive officers and directors as a group would beneficially own approximately 59.62% of our outstanding shares of common stock.

Executive officers and directors of the Company may participate in the Offer on the same basis as our other stockholders.  The Company has been advised that none of its directors and executive officers intends to tender shares pursuant to the Offer.

Equity Plans

The Company does not have any equity plans for its directors, officers or employees.  However, each director was awarded 2,500 shares of the Company’s common stock during 2007.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders.  As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer and the liquidity in our stock may be diminished.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.  We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer.  Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer.  We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition.  Our obligations under the Offer to accept for payment and pay for shares is subject to conditions.  See Section 7.

14.	United States Federal Income Tax Consequences

The following describes material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below).  This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle).  In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation).  This discussion does not address the state, local or foreign tax consequences of participating in the Offer.  Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” is a beneficial owner of shares of the Company’s common stock other than a U.S. Holder or an entity or arrangement treated as a partnership for Untied States federal income tax purposes.

Holders of shares that are non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  Holders that are partners of a partnership holding shares should consult their own tax advisors.

United States Federal Income Tax Treatment of U.S. Holders

Non-Participation in the Tender Offer.  U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer.  An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.  In applying the Section 302 tests, a U.S. Holder must take into account (i) ownership of our common stock and (ii) stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option.  An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange.  If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test.  An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us.  An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor.  Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares.  Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged.  To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code.  Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of Section 1059 of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain.  Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed.  If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered.  Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

U.S. Holders should see Section 3 with respect to the application of United States federal backup withholding.

United States Federal Income Tax Treatment of Non-U.S. Holders

Gain realized by a non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “United States Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such non-U.S. Holder), (ii) in the case of gain realized by a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a United States real property interest as defined under Section 897 of the Code and the non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares.  Our shares will constitute a United States real property interest with respect to a non-U.S. Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes as defined under Section 897 of the Code at any time during the shorter of (i) the period during which the non-U.S. Holder held shares or (ii) the five-year period ending on the date the non-U.S. Holder sells shares pursuant to the Offer.  We do not believe that we are currently, or have been during the last five years, a United States real property holding corporation.

If the non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the non-U.S. Holder with respect to the non-U.S. Holder’s shares.  The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under “United States Federal Income Tax Treatment of U.S. Holders.” To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to United States federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and we have received proper certification.  Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

As described in Section 3, a non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of United States federal withholding tax if the non-U.S. Holder meets any of the three Section 302 tests described above under “United States Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares pursuant to the Offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and we withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS.  Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a United States permanent establishment) are not subject to United States federal withholding tax but instead are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above.  In that case, we will not have to withhold United States federal withholding tax if the non-U.S. Holder complies with applicable certification and disclosure requirements.  In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

Withholding For Non-U.S. Holders.  Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us.  Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below.  In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI.  If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due.  Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United Sates federal income tax withholding.

NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES OF OUR COMMON STOCK WERE SOLD ON THE OPEN MARKET.  IN ADDITION, NON-U.S. HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX.  NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding.  Payments made to holders in the Offer may be reported to the IRS.  In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer.  To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder’s taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding.  Certain “exempt” recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements.  For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal withholding tax and backup withholding to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures, and the application and effect of state, local, foreign and other tax laws.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, if any event set forth in Section 7 has occurred or is deemed by us to have occurred to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered reasonably promptly after termination or withdrawal of a tender offer.  Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.  In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer.  If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares of common stock (or 136,260 shares) and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer.  The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Depositary and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer.  Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary.  We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted.  If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.  If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you.  We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us the Depositary or the Information Agent.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.

B+H OCEAN CARRIERS LTD.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile: (Eligible Institutions Only)	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	(718) 234-5001	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below.  You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

For inquiries on replacing lost, stolen, destroyed or mutilated share certificates and confirmation of shares held, call the Depositary toll free (800) 937-5449 or (718) 921-8200 and ask for the Shareholder Services Unit.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005

 Banks and Brokerage Firms, Please Call:  (212) 269-5550

All Others Call Toll-Free:  (800) 549-6746